Exhibit 99.1

Seattle Genetics Reports Second Quarter 2010 Financial Results and Continued Pipeline Progress

-Top-line data from two late-stage clinical programs anticipated during 2010; strong financial position driving progress across broad product pipeline-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — July 27, 2010 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2010. The company also highlighted recent product development activities and upcoming milestones.

“We had a strong second quarter of progress and we are well-positioned to continue to achieve multiple planned milestones across our pipeline through the end of the year, including data expected from our late-stage brentuximab vedotin and lintuzumab clinical trials,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “In addition, our antibody-drug conjugate (ADC) technology continues to benefit the company both financially and from a pipeline perspective. Given progress both internally and by collaborators, there are now seven ADCs utilizing our technology in ongoing clinical trials, including ASG-5ME, which we recently advanced into phase I for pancreatic cancer.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin (SGN-35)

•

Expect to report top-line data in the late September to October 2010 timeframe from a pivotal trial in relapsed and refractory Hodgkin lymphoma being conducted under a Special Protocol Assessment (SPA) and to submit a New Drug Application in the first half of 2011 to the U.S. Food and Drug Administration (FDA) under the accelerated approval regulations

•	Expect to report interim top-line data in the late September to October 2010 timeframe from a phase II trial in relapsed and refractory systemic anaplastic large cell lymphoma (ALCL)

•

Reported preliminary data at the 2010 Annual Meeting of the American Society of Clinical Oncology demonstrating that objective responses were achieved in seven out of 11 retreatment experiences and that brentuximab vedotin was well-tolerated in the retreatment setting

Lintuzumab (SGN-33)

•

Continued follow-up in a randomized phase IIb trial of lintuzumab plus low-dose chemotherapy for patients 60 years and older with acute myeloid leukemia to evaluate whether the combination extends overall survival

•	Target number of 186 events in the phase IIb clinical trial has not been reached; top-line data are currently expected to be reported in the late August to October 2010 timeframe

SGN-75

•	Continued to advance a phase I clinical trial for CD70-positive relapsed and refractory non-Hodgkin lymphoma and metastatic renal cell carcinoma patients

ASG-5ME

•	Initiated a phase I clinical trial for patients with metastatic pancreatic cancer under a collaboration with Agensys, an affiliate of Astellas Pharma

•	Expect to initiate a phase I clinical trial for prostate cancer during 2010

Corporate

•	Appointed Charles R. Romp as Vice President, Sales, in preparation for planned product commercialization

Second Quarter 2010 Financial Results

Revenues in the second quarter of 2010 were $36.9 million, up from $9.4 million in the second quarter of 2009. For the first six months of 2010, revenues were $83.3 million, up from $18.6 million in the first six months of 2009. The increases in 2010 were driven by the earned portion of payments received under the company’s dacetuzumab (SGN-40) collaboration with Genentech, which ended in June 2010. In the first half of 2010, dacetuzumab collaboration-related revenues totaled approximately $70 million.

Total operating expenses for the second quarter of 2010 were $45.8 million, compared to $32.7 million for the second quarter of 2009. For the first six months of 2010, total operating expenses were $81.3 million, compared to $70.1 million in the first six months of 2009. The planned increases in 2010 were primarily driven by clinical development and manufacturing activities for brentuximab vedotin, partially offset by lower spending on dacetuzumab and lintuzumab clinical trials. Under the collaboration with Millennium: The Takeda Oncology Company, brentuximab vedotin development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments are recognized as revenue over the development period of the collaboration along with other payments received. Non-cash, share-based compensation expense for the first six months of 2010 was $6.4 million, compared to $5.4 million for the same period in 2009.

Net loss for the second quarter of 2010 was $8.3 million, or $0.08 per share, compared to a net loss of $22.5 million, or $0.26 per share, for the second quarter of 2009. For the six months ended June 30, 2010, net income was $3.1 million, or $0.03 per share, compared to a net loss of $49.7 million, or $0.59 per share, for the same period in 2009.

As of June 30, 2010, Seattle Genetics had $325.3 million in cash and investments, compared to $331.1 million as of March 31, 2010 and $287.7 million as of December 31, 2009. The year-to-date increase includes a $60 million upfront payment received in the first quarter of 2010 and co-funding reimbursements from the company’s brentuximab vedotin collaboration with Millennium. In addition, the increase includes $9.5 million received from Genentech in the second quarter of 2010 for extension of the companies’ ADC collaboration.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (866) 225-8754 (domestic) or (480) 629-9722 (international). The access code is 4330461. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4330461. The telephone replay will be available until 4:00 p.m. PT on Thursday, July 29, 2010.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is in a pivotal trial under a Special Protocol Assessment with the U.S. Food and Drug Administration. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has five other clinical-stage programs: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70, SGN-75 and ASG-5ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, MedImmune, a subsidiary of AstraZeneca, Millennium: The Takeda Oncology Company and Progenics, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2010 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or, in the case of our pivotal trial, an application for marketing approval in the United States or any other country. In addition, we may not obtain priority review of our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Cash, cash equivalents, short and long term investments	$325,295	$287,730
Other assets	33,157	100,603

Total assets	$358,452	$388,333

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$20,904	$19,496
Deferred revenue and long-term liabilities	118,992	162,637
Stockholders’ equity	218,556	206,200

Total liabilities and stockholders’ equity	$358,452	$388,333

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues	$36,878	$9,408	$83,333	$18,550
Expenses
Research and development	39,287	28,712	69,603	61,958
General and administrative	6,467	4,019	11,698	8,175

Total operating expenses	45,754	32,731	81,301	70,133

Income (loss) from operations	(8,876)	(23,323)	2,032	(51,583)
Investment income, net	553	852	1,105	1,844

Net income (loss)	$(8,323)	$(22,471)	$3,137	$(49,739)

Basic net income (loss) per share	$(0.08)	$(0.26)	$0.03	$(0.59)

Diluted net income (loss) per share	$(0.08)	$(0.26)	$0.03	$(0.59)

Weighted-average shares used in computing:
Basic net income (loss) per share	100,919	86,200	100,771	84,880

Diluted net income (loss) per share	100,919	86,200	103,468	84,880